Exhibit 99.1

healthcare solutions for a new generation SM

3420 fairlane farms road, suite c   ♦   wellington, florida  33414   ♦   561.798.9800 (office)   ♦   561.296.3456 (fax)

PWeR™ Introduced at Regional Healthcare Conference

WELLINGTON, Fla. (February 3, 2009) - The Quantum Group, Inc. (NYSE Alternext US: QGP) (www.QuantumMD.com) announced today that PWeR™ (Personal Wellness electronic Record), will make its debut at the 2009 Pri-Med South Conference and Expo alongside Renaissance Health Systems (RHS).

Quantum believes PWeR is the next generation in healthcare technology and is in line with the technology reform President Obama is calling for within the industry.   Pete Martinez, Quantum Senior Vice President and Chief Technology & Innovations Officer commented, “The healthcare industry is highly fragmented, and the technology solutions the industry has seen to date have worked to tackle isolated challenges.  PWeR is different as it integrates all of these applications into one complete, web-based system.”

Remarking on the evolution of technology in healthcare Martinez noted, “We believe the reasons that many of the EMR systems on the market today are experiencing difficulty gaining acceptance and traction are three-fold:  The EMRs are software programs (applications) that are very expensive to install and maintain. They are difficult to implement and have proven to be disruptive to practice workflows.  Finally, the systems are provider-centric and lack interoperability.  In the 21st Century, enterprise systems and Personal Wellness electronic Records are integrated and architected to services models. They are Web-based and simple to use.  The information is stored in the ‘cloud’ for the highest levels of privacy, security and convenience. Further, these are affordable services not endless boxes of incompatible software. We are more than an EMR; we are a total solution that connects the physicians, hospitals, clinics, payers and even the patient, into a dynamic, low-cost, user-friendly and intelligent system. PWeR is hosted by IBM and offers accessibility to a patient’s comprehensive medical history – anywhere, anytime.”

Renaissance is a subsidiary company of The Quantum Group which has approximately 2,000 affiliated physicians and healthcare providers.  This network of healthcare providers is utilized to provide care for the patient lives assigned to Renaissance by the health plan partners contracted with the Company.  This is the third year Renaissance Health Systems will be exhibiting at the Pri-Med Expo.

Pri-Med South is attended by nearly 6,000 healthcare providers from Florida and the southeast United States.  The exhibition was established to provide members with exposure to new products and services, access to continuing medical education courses and seminars as well as networking opportunities. The expo runs from February 13 – February 15, 2009, and is being held at the Broward County Convention Center in Fort Lauderdale, Florida.

About The Quantum Group, Inc.

The Quantum Group provides business process solutions, service chain management, strategic consulting and leading edge technology innovations to the healthcare industry.

Through our dynamic patient-centric architecture, we empower the communication that is critical for the coordination of care and take aim at the $700 billion inefficiency gap in the United States healthcare industry. We are guided by a mission to develop efficiencies, improve the quality of patient care and achieve cost reductions for the nation’s largest and fastest growing industry.

We have developed leading-edge technology with the creation and deployment of a series of innovative patent-pending initiatives.  Through approximately 2,000 healthcare providers and multiple insurance company relationships under management, we are positioned to be a catalyst for change to the healthcare industry.

Certain statements contained in this news release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective company's Securities and Exchange Commission 10-KSB, 10-QSB, S-8, SB-2, S-1 and 8-K filings (and amendments thereto) that may cause actual results to materially differ from projections. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "may," "anticipates," "believes," "should," "intends," "estimates" “could” and other words of similar meaning.  These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements.  Such risk factors include, without limitation, the ability of the Company to properly execute its business model, to raise substantial and immediate additional capital to implement its business model, to continue revenue growth trend in fiscal year 2009, to control patient medical cost relative to income received, to attract and retain executive, management and operational personnel, to continue growing its patient base, to negotiate favorable current debt and future capital raises, to negotiate favorable agreements with a diversified provider base and to continue to supply the services needed by its HMO clients as well as physician clients.  We have further risk in the deployment of our technology platform, the utilization by our clients, technical and software setbacks, cost of development, as well as the capital to deploy it. We are subject further to interruptions of service. Company does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

PR Financial Marketing

Jim Blackman: 713-256-0369

jim@prfmonline.com

or

The Quantum Group, Inc.

Danielle Amodio:  561.798.9800

DAmodio@QuantumMD.com